Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

              Generation Income Properties, Inc.

Opinion on the Financial Statement

We have audited the accompanying statement of revenue and certain operating expense of the retail building located in Tucson, Arizona (the “Property”) for the year ended December 31, 2021 and the related notes to the financial statement (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the results of operations of the Property for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statement was prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X (for inclusion in this Form 8-K/A of Generation Income Properties, Inc.) and is not intended to be a complete presentation of the Property’s revenues and expenses.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statement that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statement and (2) involved our especially challenging, subjective, or complex judgments.  We determined that there are no critical audit matters.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor since 2015.

Houston, Texas

May 23, 2022

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ARIZONA PROPERTY

STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES

For the Twelve Months Ended December 31, 2021

Revenue
Rental revenue	$859,635

Expenses
Ground lease expense	338,924
Building expenses	10,505

Total expenses	349,429
Revenues in excess of certain operating expenses	$510,206

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ARIZONA PROPERTY

NOTES TO STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES

For the Twelve Months Ended December 31, 2021

(1)	Organization

On March 9, 2022, the Company acquired a leasehold interest in a ground lease and corresponding assignment of an 88,400 square foot single tenant retail property located in Tucson, Arizona from NSHE Bassett, LLC (the “Seller”) with a corporate Kohl’s (NASDAQ: KSS) as the tenant. The acquisition was purchased for $7,300,000 and financed with a $3,650,000 promissory note and the balance with cash on hand. As of March 9, 2022, the Arizona Property building lease had a remaining lease term of approximately 7.9 years, with seven available five-year tenant renewal options. The Arizona Property ground lease had a remaining lease term of approximately 6.9 years, with 11 available tenant five-year tenant renewal options.

(2)	Basis of Presentation

The accompanying statement of revenues and certain operating expenses (the “Historical Summary”) has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the United States Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations be included with certain filings with the SEC. The Historical Summary includes the historical revenues and operating expenses of the Seller, exclusive of interest expense, depreciation and amortization expense, and other nonrecurring owner specific expenses, which may not be comparable to the corresponding amounts reflected in the future operations of the Seller.

In the opinion of management, all adjustments necessary for a fair presentation of such Historical Summary have been included. Such adjustments consisted of normal recurring items.

(3)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(4)	Significant Accounting Policies

Revenue Recognition

The Seller’s operations consist of rental revenue earned under the leases of the retail building which provide for noncontingent annual rent escalations and charges to the tenant for real estate taxes and certain operating expenses.

Rental revenue for the leases is recognized by amortizing the aggregate lease payments on a straight-line basis over the terms of the lease. The lease is accounted for as operating lease.

(5)	Rental Revenue

The aggregate annual minimum cash to be received is as follows for the years subsequent to December 31, 2021, as listed below.

Future Minimum Base Rent Payments
As of December 31, 2021
2022	$823,963
2023	823,963
2024	861,241
2025	864,630
2026	864,630
Thereafter	2,665,943
$6,904,370

(6)	Rental Expense

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The Arizona Property is subject to a non-cancelable, long-term ground lease where a third party owns the underlying land and has leased the land to the Company. Accordingly, the Company owns only a long-term leasehold in this property. This ground lease expires through the year 2084 including those options the Company deems probable of exercising. The ground lease expense is recognized on a straight-line basis over the term of the lease, including management's estimate of expected option renewal periods. There are no variable lease expenses required to be paid by the Company as lessee per the lease terms. The lease is accounted for as operating lease. Operating lease expense under the Company's ground lease was approximately $338,924 for the year ended December 31, 2021.

The aggregate annual minimum cash to be paid is as follows for the subsequent years ended December 31, 2021, as listed below.

Future Minimum Ground Rent Payments
As of December 31, 2021
2022	$232,701
2023	232,701
2024	244,077
2025	245,111
2026	245,111
Thereafter	22,065,755
23,265,456

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